Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated August 24, 2010 (October 21, 2010 as to the effects of The Howard Hughes Corporation name change as described in Note 1 to the combined financial statements) relating to the combined financial statements of certain entities that are expected to be transferred to The Howard Hughes Corporation (formerly Spinco, Inc.), an indirect subsidiary of General Growth Properties, Inc., and are under common ownership and common control of General Growth Properties, Inc., (the “THHC Businesses”) (for which the report expresses an unqualified opinion on those combined financial statements and includes explanatory paragraphs regarding the THHC Businesses’ inclusion of allocations of certain operating expenses from General Growth Properties, Inc., the THHC Businesses’ bankruptcy proceedings, and the THHC Businesses’ ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement, and of our report dated August 24, 2010, relating to the combined financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 21, 2010